Exhibit 99.1

Barfresh Provides Business Update

Expect to Achieve First Quarter 2021 Revenue of Over $1.0 Million; a 36% Improvement Over First Quarter of 2020

Company Very Well Positioned to Continue Strong Revenue Growth and Margin Improvement Once Schools Return to Normal Capacity

LOS ANGELES, Apr. 14, 2021 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-K for the full year ended December 31, 2020.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We spent the past year positioning our Company to capture a much larger market share of school servings once schools begin to return to normal capacity post-covid. A small portion of our school clients began to open during the first quarter and we expect to achieve over $1.0 million in revenue during this period, an improvement not only over last year but also the first quarter of 2019. We expect more schools to slowly return to normal capacity over the course of the current school year and believe we will really get to see the full potential of our expanded school footprint in the Fall once schools have resumed normal operating conditions.”

Mr. Delle Coste continued, “Additionally, we are beginning to experience an increase in military related food service and believe US military bases and other foodservice accounts will begin re-engaging with us in a more meaningful way throughout this year. The strategic relationships we have built over the past few years, along with the cost reduction measures and efficiency improvements we have made position us nicely for revenue and margin expansion post-covid.”

Fiscal Year 2020 Accomplishments and Opportunities in 2021

●	Launched two new products primarily for school customers:

○	In April 2020, Barfresh introduced Twist & Go™, a ready-to-drink, bottled fruit and yogurt smoothie line with no sugar added, no preservatives, artificial flavors or colors. Twist & Go™ increases the Company’s growth opportunities in the school channel as it enables Barfresh to expand with entire school districts instead of school by school. The product serves as a complement to the Company’s Bulk Easy Pour product with no customer equipment required.

○	In August 2020, Barfresh introduced WHIRLZ 100% Juice Concentrates, a 5:1 juice concentrate with no added sugars and a good source of Vitamin C. The new 5:1 juice concentrates are stored and delivered ambient, opening up more opportunities for Barfresh to work on strategic distribution partnerships to help accelerate sales within the education channel. WHIRLZ complements the Company’s Bulk Easy Pour product and Twist & Go product.

●	Increased penetration of the education channel:

○	Barfresh’s new product Twist & Go allowed the Company during Covid-19 to expand its education program to new school locations throughout multiple states due to its low touch, ready-to-drink capability:

■	In April 2020, Barfresh announced it would be rolling out Twist & Go to the Pasco County School District in Florida.

■	In May 2020, the Company announced it would be rolling out Twist & Go to Brevard Public Schools, the 49th largest school district in the U.S. with over 73,000 students across 105 schools.

■	In August 2020, Barfresh announced it had expanded its education program to an additional 202 school locations spread out across ten school districts forming a collective student population of 127,000 students.

■	In September 2020, the Company announced it had expanded to five new school districts with 75 school locations, representing a student body of over 46,000 students.

■	In December 2020, Barfresh announced the Los Angeles Unified School District (“LAUSD”) had approved adding the Company’s Twist & Go product to their menu. LAUSD is the second largest school district in the country with over 600,000 students.

●	Re-engaging military and QSR channel:

○	These channels are slowly coming back online with several US military bases and attraction centers beginning to place orders. Prior to Covid the Company had been working with large restaurant chains and QSRs and had a robust pipeline in different stages of development and rollout. The Company is still engaging with these customers and expects to make progress with its national accounts.

●	Continued to improve costs:

○	The Company continued to significantly reduce core operating expenses and for the full year 2020 reduced general and administrative (G&A) expenses by 36% compared to the full year 2019.

Financial Results

Revenue for the full year 2020 was $2.6 million, compared to $4.3 million in 2019. The decline in revenue is the result of decreased sales in the Company’s single and bulk serve product due to Covid-19 caused by the temporary closure of businesses that serve the Company’s products. The decline was partially offset by initial and repeat orders for new product offerings in the school channel. Gross margin for the full year 2020 was 30%, compared to 54% for the full year 2019. The decline in gross margin was due to product mix and the startup expenses related to the two new products the Company launched in 2020, Twist & Go and WHIRLZ 100% Juice Concentrates, as well as some covid related product write downs. Operating loss for the full year 2020 was $4.2 million, as compared to a loss of $5.2 million in 2019, an improvement of $978,000. The cost improvement initiatives the Company introduced in 2019 and continued throughout 2020 lowered G&A expenses for the full year 2020 by 36% compared to 2019, but were not enough to offset the decline in net sales due to Covid-19.

As of December 31, 2020, the Company had approximately $2.0 million of cash, and approximately $0.9 million of inventory on its balance sheet. As of March 31, 2021 the Company had approximately $2.2 million of cash on its balance sheet highlighting the improved expense management and the receipt of a $568,131 PPP loan during the first quarter of 2021.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA decreased to a loss of $3.2 million for the full year 2020, compared to a loss of $4.0 million for the full year 2019. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

	For the year ended December 31,
	2020	2019
Net (loss)	$(4,152,506)	$(5,593,302)

Depreciation and Amortization	593,198	649,847
Interest	479,144	1,213,263
EBITDA	(3,080,164)	(3,730,192)

Stock based compensation	276,641	225,026
Stock issued for Services	130,000	335,914
Warrant modification	-	307,460
(Gain)/loss from debt extinguishment	(379,200)	-
(Gain)/loss on derivatives	(156,540)	(1,114,625)
Adjusted EBITDA	$(3,209,263)	$(3,976,417)

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, April 14, 2021, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, April 28, 2021. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13717705.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com